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                                                                    EXHIBIT 10.5

                          CTRIP.COM INTERNATIONAL, LTD.


                    EMPLOYMENT AND CONFIDENTIALITY AGREEMENT


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                                                                    EXHIBIT 10.5

                    EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

This Employment and Confidentiality Agreement (the "AGREEMENT") is made as of this first day of September 2003 ("Effective Date") by and between Ctrip.com International, Ltd. (the "COMPANY") and Nan Peng Shen (the "EMPLOYEE").

(The Company and the Employee are hereinafter referred to individually as a "Party" and collectively as the "Parties".)

WHEREAS, the Company desires to engage the services of Employee and the Employee desires to perform such services upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereafter set forth, the Parties agree as follows:

ARTICLE 1  APPOINTMENT

1.1 Subject to the terms and conditions herein, the Company agrees to employ Employee and cause its subsidiary Ctrip.com (Hong Kong) Limited ("Ctrip Hong Kong") to employ Employee as the Chief Financial Officer of the Company and Ctrip Hong Kong, and Employee agrees to serve the Company and Ctrip Hong Kong in such capacity, and/or in such other capacity as the Company and the Employee may from time to time agree upon, on the terms set out in this Agreement ("Appointment").

ARTICLE 2  DUTIES

2.1 The Employee shall be responsible for day-to-day management and business operations of the Company and Ctrip Hong Kong in accordance with this Agreement, the Memorandum and Articles of Association of the Company (the "Articles of Association"), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

2.2 The Employee shall use his best endeavor to perform Employee's duties hereunder and hereby agrees that Employee shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and shall not be concerned or interested in any other business directly competitive with that carried on by the Company, provided that nothing in this clause shall preclude the Employee from holding or being otherwise interested in any shares or other securities of any company any part of those share capital is listed or dealt in on any stock exchange or recognized securities market anywhere and the Employee should notifies the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

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ARTICLE 3  REMUNERATION

3.1 In consideration for the services rendered by the Employee to the Company and Ctrip Hong Kong hereunder, the Company shall cause Ctrip Hong Kong to pay to the Employee a salary (the "SALARY") consisting of
        (i) a fixed component and (ii) a variable component as indicated in Appendix 1.

3.2 Salary shall be deemed to accrue from day to day, with the first monthly installment calculated from the Effective Date and the last monthly installment calculated down to the Expiration Date, or, in the event of early termination, to the date this Agreement is terminated, whichever is earlier.

3.3 The Employee shall be solely responsible for all individual income tax and any other tax whatsoever imposed under applicable law of the jurisdiction of the Company and Ctrip Hong Kong, or otherwise on the Salary and any other amounts paid to the Employee by the Company for Employee's employment.

3.4 The Company or Ctrip Hong Kong shall reimburse travel, hotel and other out-of-pocket expenses properly incurred by the Employee in the course of Employee's employment.

ARTICLE 4  MEDICAL EXPENSES INSURANCE, PAID HOLIDAY AND SICK LEAVE

4.1 The Company shall cover the cost of membership for the Employee, his spouse and his children of an appropriate private patient medical plan with such reputable medical expenses insurance scheme as the Company shall decide from time to time.

4.2 The Employee shall be paid in full during any period of absence from work due to sickness or injury not exceeding 30 working days in any period of 12 months, and to the production of satisfactory evidence from a qualified medical practitioner in respect of any period of absence in excess of 14 consecutive working days. The Employee's salary during any period of absence due to sickness or injury shall be inclusive of any sickness allowance or other amount to which he is entitled from the Company.

4.3 The Employee shall be entitled to a 25-day holiday with pay in every calendar year during the term of the Appointment at times convenient to the Company. Any entitlement to holiday remaining at the end of any calendar year may, be carried forward to the next calendar year but no further. The entitlement to holiday (and on termination of employment to holiday pay in lieu of holiday) accrues pro rata throughout each calendar year.

ARTICLE 5  CONFIDENTIALITY

5.1 Save insofar as such information is already lawfully in the public domain, the Employee shall keep secret and shall not at any time (whether during the Term or thereafter) use for Employee's own or any third party's advantage, or reveal to any person, firm, company or organization and shall use Employee's best endeavors to prevent the publication or disclosure of all Confidential Information (as defined herein below).

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5.2     If the Employee breaches this obligation of confidentiality, the
        Employee shall be liable to the Company for all damages (direct or consequential) incurred as a result of the Employee's breach.

5.3 The restrictions in this Article 5 shall not apply to any disclosure or use authorized by the Board or required by law or by the intended performance of this Agreement.

5.4 "CONFIDENTIAL INFORMATION", for the purpose of this Agreement, shall mean information relating to the business, customers, products and affairs of the Company (including without limitation marketing information) deemed confidential by the Company, treated by the Company or which the Employee knows or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, technology, technical data, financial information and know-how relating to the business of the Company.

        For purposes of Articles 5 and 6 of this Agreement, the Company shall include all subsidiaries and affiliated Chinese entities of the Company, including without limitation, Ctrip Hong Kong, Ctrip Computer Technology (Shanghai) Limited, and Ctrip Travel Information Technology (Shanghai) Limited.

5.5 All notes, memoranda, records, drawings, designs, sketches, writing (by whatever medium kept or made) concerning the business of the Company or customers of the Company made or received by the Employee during the course of the Employee's employment shall be and remain the exclusive property of the Company and shall be handed over by the Employee to the Company upon the request of the Company at any time during the course of Employee's employment and at the termination of this Agreement or in any event upon Employee's leaving the service of the Company.

ARTICLE 6  NON-COMPETITION

6.l In consideration of the Salary paid to the Employee by the Company, the Employee agrees that during the Term and for a period of two (2) years following the termination or expiration of this Agreement (for whatever reason):

        (a) Employee will not approach clients, customers or contacts of the Company or other persons or entities introduced to Employee in Employee's capacity as a representative of the Company for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Company and such persons and/or entities;

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        (b)     unless expressly consented to by the Company, Employee will not assume employment with or provide services as a director or otherwise for any competitor of the Company in Hong Kong, or engage, whether as principal, partner, licensor or otherwise, in any business which is in direct or indirect competition with the business of the Company; and

        (c) unless expressly consented to by the Company, Employee will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at the date of such termination, or in the year preceding such termination.

6.2 The provisions provided in Article 6.1 shall be separate and severable and enforceable independently of each other and independent of any other provision of this Agreement.

6.3 The provisions contained in Article 6.1 are considered reasonable by the Parties but, in the event that any such provisions should be found to be void under relevant Hong Kong laws and regulations but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

ARTICLE 7  TERMINATION

7.1 TERMINATION FOR CONVENIENCE. The Company may, terminate the Appointment by giving three months notice in writing to the Employee or the Employee may also terminate the Appointment by giving three months notice in writing to the company.

7.2     TERMINATION FOR CAUSE.

        The employment of the Employee may be terminated by the Company:

        (a) If the Employee is guilty of any gross default or gross misconduct in connection with or affecting the business of the Company to which he is required by this Agreement to render services

        (b) If the Employee is convicted of any arrestable criminal offence (other than an offense under road traffic legislation for which a fine or non-custodial penalty is imposed);

7.3 On termination of this Agreement for whatever reason (and whether in breach of contract or otherwise) the Employee shall deliver forthwith to the Company all books, documents, papers (including copies), materials, credit cards, the company car and car keys (if any) and all other property relating to the business of or belonging to the Company which is in Employee's possession or under Employee's power or control.

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ARTICLE 8  ASSIGNMENT

8.l This Agreement will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

ARTICLE 9  GRIEVANCE PROCEDURES

9.1 If at any time the Employee has any grievance relating to Employee's employment with the Company, Employee may seek redress orally or in writing by referring the grievance to the Board and the Board shall deal with such matter by discussion and by majority decision.

ARTICLE 10  APPLICABLE LAW AND DISPUTE RESOLUTION

10.1 This validity, interpretation, execution and settlement of any disputes arising this Agreement shall be governed by the laws of New York, USA.

10.2 In the case that any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.3 For labor disputes arising from the execution of, or in relation to this Agreement, the Parties shall first try to resolve the dispute through friendly consultations. The Parties may also apply for mediation and/or arbitration in accordance with relevant New York laws and regulations.

ARTICLE 11  MISCELLANEOUS

11.1 The Parties agree that the rights and obligations set forth in Articles 5, 6, 7.3, 10, and 11 shall survive the termination of this Agreement.

11.2 This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all other oral and written agreements between the Company and the Employee regarding the subject matter hereof, including that certain Employment and Confidentiality Agreement dated January 1, 2003 between the Employee and Ctrip Hong Kong. The Employee acknowledges that Employee has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement or expressly referred to in it as forming part of the Employee's contract of employment.

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11.3    Any notice to be given under this Agreement to the Employee may be served by being handed to Employee personally or by being sent by recorded delivery first class post to Employee at Employee's usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

11.4 If one or more provisions of this Agreement are held to be unenforceable under applicable law, thus such provision(s) shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

11.5 The rights and duties of the Employee under this Agreement shall not be subject to alienation, assignment or transfer.

11.6 The headings of the Articles of this Agreement are for the convenience of the Parties hereto and shall not be deemed a substantive part of this Agreement.

11.7 No change in, or addition to, the terms of this Agreement shall be valid unless in writing and signed by both Parties hereto.

11.8 This Agreement may be signed in two (2) counterparts and each counterpart shall be deemed to be an original.

                            [SIGNATURE PAGE FOLLOWS]


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IN WITNESS WHEREOF this Agreement has been executed on the date first above written.


CTRIP.COM INTERNATIONAL, LTD.               EMPLOYEE

Signature: /s/                              Signature: /s/ Neil Nanpeng Shen
           ----------------------                      -------------------------

Name:                                       Name: Neil Nanpeng Shen
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

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                                   APPENDIX 1

                               SALARY OF EMPLOYEE

o Employee's salary shall have two components: Fixed Base Salary and discretionary Performance Bonus based on the individual performance and 85% completion of the monthly net revenue/net income budget of the Company.

o The Fixed Base Salary of Employee shall be US$[ ] per year, to be paid pro rata on the monthly basis.

o    The Performance Bonus, if any, shall be paid quarterly.

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